Exhibit (a)(1)(E)

Offer to Purchase for Cash
Ordinary Shares and American Depositary Shares
(each representing three Ordinary Shares)
of
Acorn International, Inc.
(Ticker: ATV/Cusip: 004854105)
at
$2.00 Per Ordinary Share
(Equivalent to $6.00 Per American Depositary Share)
by
Bireme Limited
up to a maximum aggregate of 20,000,000 Ordinary Shares

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 1, 2011, UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION DATE”)

June 3, 2011

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We, Bireme Limited, a Cayman Islands company (“Bireme”), are offering to purchase ordinary shares, par value $0.01 per share (the “Ordinary Shares”), of Acorn International, Inc., a Cayman Islands company (“Acorn”), and American Depositary Shares (“ADSs”), each representing three Ordinary Shares, in an aggregate amount not to exceed 20,000,000 Ordinary Shares (taking into account both Ordinary Shares that are tendered and Ordinary Shares underlying ADSs that are tendered) for $2.00 per Ordinary Share, which represents $6.00 per ADS, in cash without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 3, 2011 (the “Offer to Purchase”), and in the related Letter of Transmittal to Tender American Depositary Shares (the “ADS Letter of Transmittal”) or the Letter of Transmittal to Tender Ordinary Shares, as applicable. Such offer, as amended or supplemented from time to time, is referred to as the “Offer.” All references to “Shares” include Acorn’s Ordinary Shares as well as ADSs.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	Offer to Purchase dated June 3, 2011.

2.	ADS Letter of Transmittal for the information of your clients.

3.	Notice of Guaranteed Delivery to be used to accept the Offer if the procedures for book-entry transfer cannot be completed or if other documents relating to the Offer cannot be delivered to Citibank, N.A., in its capacity as ADS Tender Agent (the “ADS Tender Agent”), by the Expiration Date.

4.	A letter that may be sent to your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.	Return envelope addressed to the ADS Tender Agent.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 1, 2011, UNLESS THE OFFER IS EXTENDED.

Bireme will purchase through the Offer ADSs and Ordinary Shares representing in the aggregate a number of no more than 20,000,000 Ordinary Shares. If ADSs and Ordinary Shares representing more than 20,000,000 Ordinary Shares are validly tendered prior to the Expiration Date and not withdrawn, Bireme will, upon the terms and subject to the conditions of the Offer, purchase Shares on a pro rata basis based on the number of Ordinary Shares and Ordinary Shares underlying ADSs validly tendered and not withdrawn prior to the Expiration Date.

The Offer is subject to certain conditions. The Offer is not conditioned upon a minimum number of Shares being tendered or upon Bireme obtaining financing. See Section 13 — Conditions of the Offer of the Offer to Purchase.

We will not pay any fees or commissions to any broker, dealer or other person (other than MacKenzie Partners, Inc. (the “Information Agent”), the ADS Tender Agent and Computershare Trust Company, N.A. (the “Share Tender Agent”) as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

We will pay all stock transfer taxes applicable to our purchase of ADSs and Ordinary Shares pursuant to the Offer, subject to Instruction 6 of the ADS Letter of Transmittal. We will also pay any depositary fees payable to Citibank, N.A., in its capacity as ADS depositary, in connection with our cancellation of ADSs acquired in the Offer.

In order to take advantage of the Offer, a duly executed and properly completed ADS Letter of Transmittal (or a manually signed facsimile thereof), or an Agent’s Message (as defined in the Offer to Purchase) in lieu of an ADS Letter of Transmittal in connection with a book-entry transfer of ADSs through the Book-Entry Transfer Facility (as defined in the Offer to Purchase), and any other required documents, should be sent to the ADS Tender Agent, and the ADSs should be tendered by book-entry transfer through the Book-Entry Transfer Facility, all in accordance with the instructions contained in the ADS Letter of Transmittal and in the Offer to Purchase.

If holders of ADSs wish to tender, but it is impracticable for them to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer or to forward any required documents, a tender may be effected by executing a Notice of Guaranteed Delivery and following the guaranteed delivery procedures described in Section 3 — Procedures for Tendering Shares of the Offer to Purchase.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Bireme Limited

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF BIREME, THE INFORMATION AGENT, THE ADS TENDER AGENT OR THE SHARE TENDER AGENT, OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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